Exhibit 23.1

Consent of Independent Auditors

Hawkins, Inc.

Minneapolis, Minnesota

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-87582, 333-172761, 333-123080 and 333-174735) of Hawkins, Inc. of our report dated April 30, 2015, except for the “Goodwill” paragraph in Note 2, which is as of March 3, 2016, relating to the consolidated financial statements of SPH Holdings, Inc. and Subsidiaries for the years ended December 31, 2014 and 2013 and our report dated April 30, 2014, except for the “Recently Adopted Accounting Pronouncements” and “Goodwill” paragraphs in Note 2, which are as of March 3, 2016, relating to the consolidated financial statements of SPH Holdings, Inc. and Subsidiaries for the years ended December 31, 2013 and 2012 which appear in this Form 8-K.

/s/ BDO USA, LLP

Los Angeles, California

March 3, 2016